Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ENTERS INTO $325.0 MILLION

INCREMENTAL TERM LOAN COMMITMENT

Boston, Massachusetts – March 24, 2008 – American Tower Corporation (NYSE: AMT) announced today that it has entered into an incremental term loan commitment for $325.0 million of additional borrowing capacity pursuant to the Company’s existing senior unsecured revolving credit facility (the “Revolver”). The Company expects to receive net proceeds of approximately $321.7 million from the new incremental facility, which, together with available cash will be used to repay $325.0 million of existing indebtedness under the Revolver. As a result, the Company will have approximately $650.0 million outstanding under the Revolver and the capacity to borrow approximately $588.1 million.

The basis for determining interest rates for the incremental facility is the same as that for the Revolver and is determined at the option of the Company with the margin ranging between 0.50% to 1.50% above the LIBOR rate for LIBOR based borrowings or between 0.00% to 0.50% above the defined base rate for base rate borrowings, in each case based upon the Company’s debt ratings. Based on the Company’s current debt ratings, the interest rate for the incremental facility will be LIBOR + 1.00%. The Company intends to enter into interest rate swap agreements to fix the floating interest rate of the incremental facility for a portion of the term of the facility, which has a maturity date of June 8, 2012. The incremental facility does not require amortization of principal and may be paid prior to maturity in whole or in part at the Company’s option without penalty or premium.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,800 sites in the United States, Mexico and Brazil. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” that are based on management’s current expectations and assumptions and that are not based on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations for (i) the use of proceeds from the incremental facility and (ii) the effect of the transactions described herein, including effects on our financial flexibility. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of the American Tower Corporation Form 10-K for the year ended December 31, 2007 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

# # #